SECURITIES AND EXCHANGE COMMISSION


                     Washington, D.C. 20549


                            FORM 8-A/A


        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                     HOUSE OF FABRICS, INC.
-------------------------------------------------------------------
       (Exact name of registrant as specified in its charter)

      Delaware                                    95-3426136
----------------------                    ----------------------------
(State of incorporation                         (I.R.S. Employer
 or organization)                              Identification No.)

  13400 Riverside Drive, Sherman Oaks,  California 91423
----------------------------------------------------------------------
(Address of principal executive offices)      (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class           Name of each exchange on which
     to be so registered           each class is to be registered
------------------------           -------------------------------
     None



     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box. [  ]

          If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

          Securities to be registered pursuant to Section 12(g) of the Act:

                        Series A Warrants
                -------------------------------------
                        (Title of Class)

Item 1.   Description of Registrant's Securities to be Registered

     The Series A Warrants will be issued under a Warrant Agreement, dated as of July 31, 1996 (the "Warrant Agreement"), between the Registrant and American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"). The following description of the Series A Warrants does not purport to be complete and is qualified in its entirety by the provisions of the Warrant Agreement, a copy of which is filed as an exhibit to this Registration Statement.

     Each Warrant will entitle the registered owner thereof to purchase a Unit consisting of (i) one Series B Warrant to be issued under a Warrant Agreement, dated as of July 31, 1996, as amended as of December 30, 1996, between the Registrant and American Stock Transfer & Trust Company, as Warrant Agent, and
(ii) one share of Common Stock of the Registrant at an initial price per Unit equal to the lesser of (A) 90% of the average Trading Price (as defined) per share for the Trading Days (as defined) during the period commencing November 29, 1996 and ending December 27, 1996 (the "Pricing Period"), rounded down to the nearest cent, and (B) $12.00, subject to adjustment as specified below (the "Exercise Price"). The Series A Warrants will be exercisable on or after December 30, 1996 and will expire at 5:00 p.m., New York time, on April 28, 1997.

     The Series B Warrants will be substantially identical to the Series A Warrants, except (i) each Series B Warrant will entitle the registered owner thereof to purchase a Unit consisting of (A) one Series C Warrant to be issued under a Warrant Agreement, dated as of July 31, 1996, as amended as of December 30, 1996, between the Registrant and American Stock Transfer & Trust Company, as Warrant Agent, and (B) one share of Common Stock of the Registrant; (ii) the initial exercise price per Unit will be $16.00, subject to adjustment as described below; and (iii) the Series B Warrants may be exercised on or after April 30, 1998 and will expire at 5:00 p.m., New York time, on July 31, 1998.

     The Series C Warrants will be substantially identical to the Series A Warrants, except (i) each Series C Warrant will entitle, the registered owner thereof to purchase one share of the Common Stock of the Registrant at an initial exercise price of $26.67, subject to adjustment as described below; and (ii) the Series C Warrants will expire at 5:00 p.m., New York time, on July 31, 2001.

     Each Series A Warrant certificate will be in registered form only and may be exchanged for other Series A Warrant certificates of different denominations representing in the aggregate the right to purchase a like number of Units. Series A Warrants will be exchangeable and transferable on the books maintained by the Warrant Agent at its office in the City of New York.

     Holders of Series A Warrants are not entitled, by virtue of being such holders, to any of the rights of holders of shares of Common Stock.

     Series A Warrants may be exercised by surrendering to the Warrant Agent a signed Series A Warrant certificate indicating the Warrantholder's election to exercise all or a portion of the Series A Warrants evidenced by such certificate. Surrendered Series A Warrant certificates must be accompanied by payment of the aggregate Exercise Price. The Exercise Price will be payable at the holder's option by certified or cashiers check payable to the order of the Registrant, or by any combination thereof. No adjustments as to dividends (other than stock dividends) with respect to the Registrant's Common Stock will be made upon any exercise of Series A Warrants.

     The Registrant has reserved for issuance a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the Series A Warrants.

     The Registrant will bear the cost of any documentary stamp tax payable in connection with the issuance of shares of Common Stock or Series B Warrants upon the exercise of the Series A Warrants, but will not be responsible for the payment of any such taxes upon the issuance of such shares to any person other than the registered holder of the Series A Warrants so exercised or upon the transfer of the Series A Warrants.

     The Registrant is not required to issue fractional shares upon the exercise of Series A Warrants or upon adjustments pursuant to anti-dilution provisions as described below. The Company will pay to holders of fractional interests amounts equal to the cash value of such fractional interests based upon the then current market price of a full share of Common Stock.

     The Exercise Price is subject to adjustment in certain events, including (a) payment of a dividend or the making of a distribution on the shares of Common Stock which is paid or made in shares of Common Stock or other securities of the Registrant or in certain rights to purchase Common Stock or other securities of the Registrant if such rights are not initially separable from the Common Stock, (b) subdivision of the outstanding shares of Common Stock, (c) combination of the outstanding shares of Common Stock into a smaller number of shares, (d) issuance of certain rights or warrants to the holders of the shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price less than the current market price, (e) reclassification of the shares of Common Stock and (f) distribution to the holders of the shares of Common Stock of evidences of indebtedness or assets (excluding any dividend or distribution paid in cash out of retained earnings), subject to the limitation that no adjustment in the number of shares acquirable upon exercise of the Series A Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. No adjustment will be made on account of any dividend or interest reinvestment plan or any purchase plan providing for the purchase of shares of Common Stock at a discount from market price as long as such discount does not exceed 5%, or upon the issuance of Series B Warrants or Series C Warrants.

     In the event the Registrant consolidates or merges with or into any other corporation (other than a consolidation or merger in which the Registrant is the surviving corporation and each share of Common Stock issued and outstanding immediately prior to such consolidation or merger remains outstanding after the consolidation or merger) or sells or transfers substantially all of its assets to any other corporation, the holder of each outstanding Series A Warrant will be entitled to receive upon exercise thereof, in lieu of a Unit, the same kind and amount of stock and other securities, cash or property that the Warrantholder would have been entitled to receive had the Series A Warrant been exercised in full immediately prior to such action.

Item 2.   Exhibits

     1. Form Warrant Agreement, dated as of July 31, 1996, between the Registrant and American Stock Transfer & Trust
Company, as Warrant Agent (previously filed).

     2. Form of Warrant Certificate (attached as Exhibit A to the Warrant Agreement included herein).

                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on behalf of the Registrant, thereunto duly authorized.

Date: February 4, 1997.
                              HOUSE OF FABRICS, INC.



                              By: /s/  MARVIN S. MALTZMAN
                                  -------------------------------
                                        Marvin S. Maltzman
                                   Senior Vice President and
Secretary